Exhibit 5.1

27 October 2015
Ref: 29058.0037
Frontline Ltd. Par-la-Ville Place 14 Par-la-Ville Road Hamilton HM 08 Bermuda

Dear Sirs,

Frontline Ltd. (the "Company")

1.            Subject of Opinion

We are lawyers duly qualified to practise in Bermuda.  This opinion as to the laws of Bermuda is addressed to you in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a registration statement of the Company on Form F-4 (File No. 333-206542) on 24 August 2015 as amended by Amendment No. 1 filed with the Commission on 5 October 2015 and as amended by Amendment No. 2 filed with the Commission on 27 October 2015 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to 583,562,102 common shares in the Company of par value $1.00 per share (the "Shares") to be issued by the Company to holders of common shares of Frontline 2012 Ltd. in connection with the proposed merger (the "Merger") of Frontline Acquisition Ltd., a wholly-owned subsidiary of the Company,  with and into Frontline 2012 Ltd., with the result that Frontline 2012 Ltd. will become a wholly-owned subsidiary of the Company thereafter, pursuant to the terms of the Agreement and Plan of Merger dated as of 1 July 2015 between the Company, Frontline Acquisition Ltd. and Frontline 2012 Ltd. as amended by the Amendment thereto dated as of 28 September 2015 (the "Merger Agreement"), as described in the form of the Joint Proxy Statement/Prospectus included in the Registration Statement (the "Proxy/Prospectus").

2.            Documents Examined

For the purposes of this opinion, we have examined and relied upon:

2.1            a copy of the Registration Statement;

2.2            a copy of the Merger Agreement;

2.3	a copy of the following documents for the Company, as certified by the Secretary thereof on 27 October 2015:

(a)	Certificate of Incorporation;

(b)	Certificate of Incorporation on Change of Name;

(c)	Memorandum of Association;

(d)	Certificates of Deposit of Memorandum of Increase of Share Capital;

(e)	Bye-laws;

(f)	Register of Directors and Officers; and

(g)	the signed minutes of a meeting of the Board of Directors of the Company held on 1 July 2015 (the "Minutes") relating to the Merger Agreement and, amongst other things, approving the issuance of the Shares pursuant thereto; and

2.4	such other documents as we have deemed necessary in order to render this opinion

(together the "Documents").

3.	Opinion Limited to Bermuda Law

We have made no investigation of the laws of any jurisdiction other than Bermuda and this opinion is given only with respect to Bermuda law. This opinion is limited to the matters stated herein and does not extend to, and is not intended to be extended by implication to, any other matters. This opinion is issued solely for the purposes of the filing of the Registration Statement by the Company and is not to be relied upon in respect of any other matter.

4.	Assumptions

In giving this opinion we have assumed:

4.1	the authenticity, accuracy and completeness of all Documents (including, without limitation, public records) submitted to us as originals and the conformity to authentic original documents of all Documents submitted to us as certified, conformed, notarised or photo static copies;

4.2	the genuineness of all seals, signatures and markings on the Documents;

4.3	the authority, capacity and power of each of the persons signing the Documents (other than directors or officers of the Company in relation to the Minutes and any certification made thereby in relation to any of the Documents);

4.4	that any representation, warranty or statement of fact or law, other than the laws of Bermuda, made in any of the Documents, is true, accurate and complete;

4.5	that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;

4.6	that the Minutes have not been amended or rescinded, either in whole or in part, and are in full force and effect;
4.7	that all documents contemplated by the Proxy/Prospectus to be executed in connection with the Merger will be duly authorised, executed and delivered by each of the parties thereto other than the Company;
4.8	that the terms of the Merger will comply in all respects with the terms, conditions and restrictions set forth in the Proxy/Prospectus and all of the instruments, agreements and other documents relating thereto or to be executed in connection therewith;
4.9	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein.
5.	Opinion

Based upon and subject to the foregoing and subject to the reservations set out below, we are of the opinion that the Shares will be, upon issuance, duly authorised and, when the Registration Statement has been declared effective by order of the Commission and the Shares have been issued and paid for in the manner contemplated by, and upon the terms and conditions set out in, the Registration Statement and the Merger Agreement, validly issued, fully paid and non-assessable.
6.	Reservations

We have the following reservation:

Any reference in this opinion to shares being "non-assessable" means, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

7.	Disclosure

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm, under the caption "Legal Matters" in the prospectus attached thereto, without admitting that we are "experts", within the meaning of the Securities Act of 1933, as amended or the rules and regulations of the Commission thereunder, with respect to any part of the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended.

This opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully,

/s/ MJM LIMITED

MJM  LIMITED